Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Legacy Reserves LP
Midland, TX

We hereby consent to the incorporation by reference in the Registration Statement of Legacy Reserves LP (the “Company”) on Form S-8 (333-141824) of our report dated June 29, 2007, relating to the statements of revenues and direct operating expenses of the TSF Properties for each of the years in the two-year period ended December 31, 2006 appearing in the Company’s current report on Form 8-K/A filed on June 29, 2007.

/s/  BDO Seidman, LLP
Houston, TX
June 29, 2007